Exhibit (2)(r)(i)

THE 504 FUND

CODE OF ETHICS (“FUND CODE”)

Effective August 14, 2013

Revised June 19, 2015

The 504 Fund (the “Fund”) hereby adopts as its own the code of ethics of its investment adviser, 504 Fund Advisors, LLC (the “Adviser”), as amended from time to time (the “Adviser Code”), with the following changes:

1.	Definitions.

(a)	“Access Person” means any Advisory Person of the Fund. All of the Fund’s trustees and officers are presumed to be Access Persons of the Fund. (For avoidance of doubt, as an “Access Person” of the Fund, Mr. Elste will be required to comply with the Adviser Code, including the “Personal Investment Activities” section thereunder to satisfy the requirements of Rule 17j-1 of the Investment Company Act of 1940, as recorded)

(b)
“Advisory Person” means (i) any trustee, officer or employee of the Fund or of  any company in a control relationship to the Fund, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Reportable Securities by the Fund.

(c)        “Access Person” under the Fund Code shall not include any individual who is required to file reports under the Adviser Code.

(d)        Any trustee of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended (“disinterested trustee”), shall not be deemed to be an “Access Person” or “Supervised Person” as those terms are used in the Adviser Code, except for purposes of the insider trading section of the Adviser Code.

(e)        The “Chief Compliance Officer” for purposes of the Fund Code shall be the Fund’s chief compliance officer, Dean Pelos.

(f)         The term “Reportable Security” in connection with the reporting requirements of the disinterested trustees set forth below shall not include shares of open-end mutual funds advised by the Adviser or a company in a control relationship with the Adviser, or those shares of open-end mutual funds otherwise affiliated with the Adviser.

2.	Reporting Requirements for Disinterested Trustees.

(a)        A disinterested trustee of the Fund need only report a transaction in a Reportable Security in a quarterly transaction report if such trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Fund, should have known that, during the 15-day period immediately before or after the date of the transaction by the trustee, such Reportable Security was purchased or sold by the Fund or was being considered by the Fund or the Adviser for purchase or sale by the Fund.  The form of quarterly transaction report is set forth in the appendix of the Adviser Code.  A disinterested trustee need not report any transactions effected for Reportable Securities held in any account over which the person has no direct or indirect influence or control.  Disinterested trustees are not subject to the requirements relating to Initial or Annual Holdings Reports or any of the other requirements set forth in the “Personal Investment Activities” section of the Adviser Code, except for the quarterly transaction reports described above.

(b)        The Chief Compliance Officer or his designee will identify each “Access Person” who is under a duty to make reports under the Fund’s Code and will inform these persons of such duty.

3.	Administration of the Fund Code.

(a)        General Rule

The Fund must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Fund Code.

(b)        Written Report to Board of Trustees

No less frequently than annually, the Fund must furnish to its Board of Trustees, and the Board of Trustees must consider, a written report that:

(1)        Describes any issues arising under the Fund Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Fund Code or procedures and sanctions imposed in response to the material violations; and

(2)        Certifies that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating the Fund Code.

(c)        Sanctions.  A sanction, if any, to be imposed on a disinterested trustee may be imposed not by the Adviser but rather by a majority of the other, uninvolved trustees of the Fund.